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                                                                    EXHIBIT 16.1


December 27, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:


We have read UTI Corporation's (formerly known as Medical Device Manufacturing, Inc. d/b/a Rivo Technologies) statement included in the first paragraph under the heading "Change in Independent Accountants" of its Registration Statement on Form S-1 dated December 27, 2000, and we agree with the statements concerning our firm contained therein, except that we are not in a position to agree or disagree with UTI Corporation's statement that the change was approved by its board of directors.


Very truly yours.


Deloitte & Touche LLP
Denver, Colorado